Exhibit 99.1
PACKAGING CORPORATION OF AMERICA REPORTS RECORD SALES AND EARNINGS
Lake Forest, IL, October 18, 2010 — Packaging Corporation of America (NYSE: PKG) today reported third quarter 2010 net income of $93 million, or $0.91 per share. Reported results include a $33 million, or $0.33 per share, addition to income from cellulosic bio-fuel credits generated in 2009, and after-tax charges totaling $2 million, or $0.02 per share, from asset disposals related to the Counce and Valdosta mills’ major energy projects and costs related to the closure of a corrugated products facility. Reported results for the third quarter of 2009 were $73 million, or $0.71 per share, which included income of $47 million, or $0.46 per share, from alternative fuel mixture tax credits. Net sales in the third quarter were a record $643 million, up 16% compared to third quarter 2009 net sales of $554 million.
Excluding income from tax credits and disposal and closure charges, net income was a record $62 million, or $0.60 per share, versus third quarter 2009 net income of $25 million, or $0.25 per share. This $0.35 per share increase in third quarter 2010 earnings was driven by higher containerboard and corrugated products price and mix ($0.37) and higher volume ($0.07). These increases were partially offset by higher costs for recycled fiber ($0.03), transportation ($0.02), wood ($0.02) and other cost increases ($0.02).
Excluding income from tax credits and disposal and closure charges, earnings for the first nine months of 2010 were $113 million, or $1.10 per share, compared to $80 million, or $0.78 per share in 2009. Year-to-date net sales were $1.8 billion compared to $1.6 billion in 2009.
Corrugated products shipments were up 4.3%, and outside sales of containerboard were up 12% compared to last year’s third quarter. Containerboard production was a record 646,000 tons, up 58,000 tons, or 9.8%, over the third quarter of 2009. Containerboard inventories at the end of September were up about 3,000 tons compared to year-end 2009.
Mark W. Kowlzan, CEO of PCA, said, “We had an outstanding quarter in all aspects of our operations setting all-time quarterly records for sales, production and earnings. Corrugated products demand remained strong with our September shipments per workday the highest of any month in the quarter. Containerboard and corrugated products pricing improved significantly year-over-year reflecting a full pass-through of our containerboard price increases to boxes. Our mills ran extremely well allowing us to begin to replenish inventories and release some tons to traditional export customers.”
“Looking ahead,” Mr. Kowlzan added, “we expect seasonally lower volumes in the fourth quarter related, in part, to three less corrugated products shipping days. Wood costs and energy costs are expected to be higher with colder weather, and recycled costs have begun to trend up and are expected to be higher in the fourth quarter. Considering these items, we currently estimate our fourth quarter earnings at $0.53 per share.”
PCA is the fifth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.15 billion in 2009. PCA operates four paper mills and 67 corrugated products plants in 26 states across the country.

CONTACT:
Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA’s Website: www.packagingcorp.com
Conference Call Information:

WHAT:	Packaging Corporation of America’s 3rd Quarter 2010 Earnings Conference Call

WHEN:	Tuesday, October 19, 2010
10:00 a.m. Eastern Time

NUMBER:	(866) 219-5268 (U.S. and Canada) or (703) 639-1120 (International)
Dial in by 9:45 a.m. Eastern Time
Conference Call Leader: Mr. Mark Kowlzan

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	October 19, 2010 1:00 p.m. Eastern Time through
November 2, 2010 11:59 p.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081
Passcode: 1488311
Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future earnings and financial condition, our industry and our business strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Three Months Ended Sept. 30,
(in millions, except per share data)	2010		2009

Net sales	$642.8		$553.6
Cost of sales	(476.3	)(1)	(443.0)

Gross profit	166.5		110.6
Selling and administrative expenses	(47.2)		(44.3)
Corporate overhead	(15.6)		(13.2)
Other income (expense), net	(116.0	)(2)	43.2

Income (loss) before interest and taxes	(12.3)		96.3
Interest expense, net	(7.9)		(8.9)

Income (loss) before taxes	(20.2)		87.4
(Provision) benefit for income taxes	113.5	(3)	(14.7)

Net income	$93.3		$72.7

Earnings per share:
Basic	$0.92		$0.71

Diluted	$0.91		$0.71

Basic common shares outstanding	101.8		101.7
Diluted common shares outstanding	102.7		102.5

Supplemental financial information:
Cash balance	$172.8		$224.3

Capital spending
Counce and Valdosta energy optimization projects	$45.8		$2.8
Other	29.8		15.5

Total Capital Spending	$75.6		$18.3

Notes to Consolidated Earnings Results

(1)	Includes expense of $1.3 million from asset disposals related to the Counce, Tennessee and Valdosta, Georgia major energy project.

(2)	Includes an expense of $111.9 million for the reversal of a portion of the income recorded for alternative fuel mixture credits with the recording of the cellulosic biofuel producer credits, and an expense of $1.5 million from a corrugated products facility closure.

(3)	Includes the tax benefit of recording $145.3 million of cellulosic biofuel producer credits, and a tax benefit of $1.0 million from both the Counce, Tennessee and Valdosta, Georgia major energy project asset disposal charges and a corrugated products facility closure charge.

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Nine Months Ended Sept. 30,
(in millions, except per share data)	2010		2009

Net sales	$1,809.0		$1,615.3
Cost of sales	(1,424.0	)(1)	(1,276.3)

Gross profit	385.0		339.0
Selling and administrative expenses	(136.2)		(130.3)
Corporate overhead	(43.5)		(42.1)
Other income (expense), net	(116.3	)(2)	115.0

Income before interest and taxes	89.0		281.6
Interest expense, net	(24.7)		(26.5)

Income before taxes	64.3		255.1
(Provision) benefit for income taxes	86.2	(3)	(47.9)

Net income	$150.5		$207.2

Earnings per share:
Basic	$1.48		$2.04

Diluted	$1.46		$2.03

Basic common shares outstanding	101.9		101.5
Diluted common shares outstanding	102.8		102.3

Supplemental financial information:
Capital Spending
Counce and Valdosta energy optimization projects	$135.0		$3.1
Other	95.9		65.5

Total Capital Spending	$230.9		$68.6

Notes to Consolidated Earnings Results

(1)	Includes expense of $4.3 million from asset disposals related to the Counce, Tennessee and Valdosta, Georgia major energy projects.

(2)	Includes an expense of $111.9 million for the reversal of a portion of the income recorded for alternative fuel mixture credits with the recording of the cellulosic biofuel producer credits, and an expense of $4.1 million from a corrugated products facility closure and a wood products facility closure. This was partially offset by additional income of $9.3 million recorded in the first quarter of 2010 due to the reversal of reserves related to the calculation of the alternative fuel mixture credits.

(3)	Includes the tax benefit of recording $145.3 million of cellulosic biofuel producer credits, and a tax benefit of $3.0 million from both the Counce, Tennessee and Valdosta, Georgia major energy project asset disposal charges and a facility closure charge.

Packaging Corporation of America
Reconciliation of Non-GAAP Financial Measures (1)
Unaudited

	Three Months Ended September 30,
	2010		2009
(in millions, except per share data)	Net Income	EPS	Net Income	EPS

As reported	$93.3	$0.91	$72.7	$0.71

Special items:
Alternative fuel mixture credits (2)	111.9	1.09	(47.3)	(0.46)
Cellulosic biofuel producer credits(3)	(145.3)	(1.42)	—	—
Asset disposal charges (4)	1.8	0.02	—	—

Total special items	(31.6)	(0.31)	(47.3)	(0.46)

Excluding special items	$61.7	$0.60	$25.4	$0.25

	Nine Months Ended September 30,
	2010		2009
(in millions, except per share data)	Net Income	EPS	Net Income	EPS

As reported	$150.5	$1.46	$207.2	$2.03

Special items:
Alternative fuel mixture credits (2)	102.6	1.01	(127.5)	(1.25)
Cellulosic biofuel producer credits(3)	(145.3)	(1.42)	—	—
Asset disposal charges (4)	5.4	0.05	—	—

Total special items	(37.3)	(0.36)	(127.5)	(1.25)

Excluding special items	$113.2	$1.10	$79.7	$0.78

Notes to Reconciliation of Non-GAAP Financial Measures

(1)	Net income and earnings per share excluding special items are non-GAAP financial measures. The after-tax effect of special items are excluded as management considers such items to be unusual in nature. Management uses these measures to focus on PCA’s on-going operations and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results.

(2)	Represents reversal of a portion of income previously recorded from alternative fuel mixture credits due to the splitting of alternative fuel gallons produced in 2009 between alternative fuel mixture credits and cellulosic biofuel producer credits. Additionally, during the first quarter of 2010, income of $9.2 million was recorded due to the reversal of reserves related to the calculation of the alternative fuel mixture credits.

(3)	Represents additional income on an after-tax basis from recording a portion of the alternative fuel gallons produced in 2009 as cellulosic biofuel producer credits.

(4)	Represents charges from asset disposals related to the Counce, Tennessee and Valdosta, Georgia major energy project, the announced closure of a wood products facility in the first quarter of 2010, and the closure of a corrugated products facility in the third quarter of 2010.